AMENDMENT NUMBER 1 TO THE AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2021, is made to the Amended and Restated Transfer

Agency and Service Agreement dated July 1, 2020, (the “Agreement”) between the respective Funds listed on the signature page and Invesco Investment Services, Inc. (the “Transfer Agent”).

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to reflect certain pricing changes.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

1) Section 2.02 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.02. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Shares.

2) Section 2.03 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.03. Intentionally omitted.

3) Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth below:

SCHEDULE A

Fee Schedule

For performance by the Transfer Agent pursuant to this Agreement, the Funds agree, on behalf of each of the Portfolios, to pay the Transfer Agent for shareholder accounts as follows (as applicable):

	Rate (annual)	Applies to	Share Class	Structure
Open-End Mutual Funds and Interval Funds
Per Account fee	$17.60	accounts IIS services	excludes R5 & R6	fund charge
Closed Per Account Fee[1]	$0.70	accounts IIS services	excludes R5 & R6	fund charge
Small Balance Per Account Fee[2]	$12.00	accounts IIS services & subaccounts	excludes R5 & R6	return to fund
Sub Transfer Agency Expenses[3]		subaccounts	excludes R6	fund reimbursement
Investment Credits		interest earned on balances in disbursement accounts		return to fund
Asset Based Fee (using complex-wide aggregated average daily net assets)
All Funds except Tax Exempt Bond Funds	in bps	all funds except Tax Exempt Bond Funds	all share classes	fund charge
First $285 billion	3.00
Next $50 billion	2.75
Over $335 billion	2.50
Tax Exempt Bond Funds[4]	in bps	all Tax Exempt Bond Funds	all share classes	fund charge
First $50 billion	1.50
Next $15 billion	1.25
Over $65 billion	1.00
TA Expense Cap[5]	10 bps		R5 & R6
VI Funds
Asset based fee per Fund based on average daily net assets	0.5 bps		all share classes	fund charge
Institutional Money Market Funds
Asset based fee per Fund based on average daily net assets	0.9 bps		all share classes	fund charge

[1]	To be paid for 12 months following the date an account was closed.
[2]	Does not apply to Invesco Exchange Fund and interval Funds.
[3]	Sub Transfer Agency Expenses are the fees paid to third party recordkeepers, which are passed through to the Funds subject to the Sub-Accounting Fee Payment Oversight Policy.
[4]	Includes all open-end Funds (excluding VI and institutional money market Funds) subject to an 80% policy to invest in tax-exempt/municipal securities per Rule 35d-1 under the 1940 Act.
[5]

The Transfer Agent agrees to waive the collection of any fee or reimbursement to the extent collection of such fee or reimbursement would cause expenses incurred by Class R5 and Class R6 of a Portfolio to exceed 0.10% of the average net assets attributable to such Class.

Out of Pocket Expenses. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement.

Billable accounts and Billing of fees

a.

Determining Number of Billable Accounts. The per account fee and the closed account fee included in the table above shall be paid only with respect to accounts serviced directly by the Transfer Agent and not with respect to accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, as provided in Section 2.04 of the Agreement. Notwithstanding that the Transfer Agent does not collect a per account fee on accounts serviced by third parties pursuant to omnibus account service or sub-accounting agreements, any Small Account Fees collected on such accounts shall be subtracted under per account fee.

b.	Billing of Fees. Both the per account fee and the closed account fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

Other fee adjustments

a.

Small Account Fee. The Transfer Agent may collect on behalf of each shareholder account, as applicable, serviced directly by the Transfer Agent where the account balance is $750 or less, or such amount as may be adjusted by the Transfer Agent for any year depending on various factors, including market conditions (a “Small Account”), a Small Account Fee of $12 per annum as referenced in the table above. The Transfer Agent agrees to use its best efforts to collect on behalf of each Small Account serviced by third parties pursuant to omnibus account service or sub-accounting agreements, a Small Account Fee of $12 per annum. Decisions by the Transfer Agent to charge or not charge the Small Account Fee generally will be applied uniformly across a share class of the Funds. The Small Account Fee shall be determined, collected and subject to any exceptions as set forth in the most recent prospectus for each Portfolio of the Fund.

b.

Investment Credits. The total fees due to the Transfer Agent from all funds affiliated with the Fund shall be reduced by an amount equal to the investment income earned by the Transfer Agent, if any, on the balances of the disbursement accounts for those funds. Such credits shall first be allocated to the Class R5 Shares and Class R6 Shares, if any, of a Portfolio based upon the number of accounts holding shares of such Class relative to the total number of accounts holding all Classes of shares in the Portfolio. The Portfolio’s remaining fiscal year-to-date credits shall be allocated among accounts holding Class A, A2, AX, C, CX, P, R, RX, S, Y, Invesco Cash Reserve and Investor Class Shares, as applicable, on the basis of fiscal year-to-date average net assets.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by and through their duly authorized officers, as of the day and year first above written.

AIM COUNSELOR SERIES TRUST
(INVESCO COUNSELOR SERIES TRUST)
AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)
AIM FUNDS GROUP (INVESCO FUNDS GROUP)
AIM GROWTH SERIES (INVESCO GROWTH SERIES)
AIM INTERNATIONAL MUTUAL FUNDS
(INVESCO INTERNATIONAL MUTUAL FUNDS)
AIM INVESTMENT FUNDS (INVESCO INVESTMENT FUNDS)
AIM INVESTMENT SECURITIES FUNDS
(INVESCO INVESTMENT SECURITIES FUNDS)
AIM SECTOR FUNDS (INVESCO SECTOR FUNDS)
AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)
INVESCO MANAGEMENT TRUST

By:	/s/ Jeffrey H. Kupor
Name: Jeffrey H. Kupor
Title: Senior Vice President and Chief Legal Officer

INVESCO INVESTMENT SERVICES, INC.

By:	/s/ William J. Galvin, Jr.
Name: William J. Galvin, Jr.
Title: President